Exhibit 99.1

Contact: Janet Kirkley, 704-532-3318 —For Immediate Release—

Speedway Motorsports Reports Results for Second Quarter 2019 and

Reaffirms Full Year 2019 Guidance

CONCORD, NC (July 31, 2019) – Speedway Motorsports, Inc. (Speedway Motorsports or the Company) (NYSE: TRK) today reported second quarter 2019 total revenues of $141.9 million, net income of $17.4 million or $0.43 per diluted share, and adjusted non-GAAP net income of $17.8 million or $0.44 per diluted share. Six month 2019 total revenues were $249.8 million, net income was $25.9 million or $0.63 per diluted share, and adjusted non-GAAP net income was $26.6 million or $0.65 per diluted share. These non-GAAP results were within management’s expectations, and Speedway Motorsports reaffirmed its full year 2019 non-GAAP earnings guidance of $0.90 to $1.10 per diluted share as further described below.

These results are not directly comparable period-over-period because Texas Motor Speedway held one NASCAR Monster Energy Cup and one Xfinity Series racing event in the first quarter 2019 that were held in the second quarter 2018, and one NASCAR Gander Outdoors Truck Series racing event in the first quarter 2019 that was held in the fourth quarter 2018.

The Company’s admissions and certain event related revenues were negatively impacted by poor weather surrounding certain NASCAR and non-NASCAR event weekends as described in the accompanying Selected Financial Data. Management continues to believe many revenue categories are negatively impacted by changing demographics, evolving media content consumption, the lingering effects of lower consumer and corporate spending, and underemployment in certain demographic groups.

Second Quarter Comparison
●	Total revenues of $141.9 million in 2019 compared to $166.9 million in 2018
●	Accelerated depreciation on retired assets aggregating $552,000 pre-tax, $409,000 after tax or $0.01 per diluted share in 2019
●	Non-recurring benefit of state income tax law change of $1.1 million or $0.03 per diluted share in 2018
●	Net income of $17.4 million or $0.43 per diluted share in 2019 compared to $30.7 million or $0.75 per diluted share in 2018
●	Adjusted non-GAAP net income of $17.8 million or $0.44 per diluted share in 2019 compared to $29.6 million or $0.72 per diluted share in 2018

Year-to-Date Comparison
●	Total revenues of $249.8 million in 2019 compared to $242.8 million in 2018
●	Accelerated depreciation on retired assets aggregating $912,000 pre-tax, $675,000 after tax or $0.02 per diluted share in 2019
●	Non-recurring benefit of state income tax law change of $1.1 million or $0.03 per diluted share in 2018
●	Net income of $25.9 million or $0.63 per diluted share in 2019 compared to $28.4 million or $0.69 per diluted share in 2018
●	Adjusted non-GAAP net income of $26.6 million or $0.65 per diluted share in 2019 compared to $27.3 million or $0.67 per diluted share in 2018

Non-GAAP Financial Information and Reconciliation

Net income and diluted earnings per share, as adjusted and set forth below, are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

We have not reconciled non-GAAP forward-looking earnings per diluted share to its most directly comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because, as indicated by our relatively wide range of earnings guidance, forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. Such factors include weather conditions surrounding our events, the seasonal popularity or success of NASCAR racing in general, the impact of geopolitical factors on travel plans and spending sentiment, and fluctuating costs of food, gas, health-care and other basic necessities, any or all of which can significantly impact our future results. These components and other factors could significantly impact future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or diluted earnings per share, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended June 30:		Six Months Ended June 30:
	2019	2018	2019	2018
Net income using GAAP	$17,375	$30,706	$25,929	$28,386
Accelerated depreciation on retired assets, pre-tax	552	–	912	–
Non-recurring benefit of state income tax law change	–	(1,110)	–	(1,110)
Income tax effect of non-GAAP adjustment	(143)	–	(237)	–
Non-GAAP net income	$17,784	$29,596	$26,604	$27,276

Diluted earnings per share using GAAP	$0.43	$0.75	$0.63	$0.69
Accelerated depreciation on retired assets, pre-tax	0.01	–	0.02	–
Non-recurring benefit of state income tax law change	–	(0.03)	–	(0.03)
Income tax effect of non-GAAP adjustment	(0.00)	–	(0.01)	–
Non-GAAP diluted earnings per share	$0.44	$0.72	$0.65	$0.67

We are modernizing select seating and other areas at our Charlotte, New Hampshire and Las Vegas speedways for fan enhancements and alternative marketing purposes, and recorded associated non-cash, pre-tax charges for accelerated depreciation in the first and second quarters 2019.

Significant 2019 Second Quarter Racing Events

●	Bristol Motor Speedway – NASCAR Food City 500 Monster Energy Cup and Alsco 300 Xfinity Series, and NHRA Thunder Valley Nationals racing events
●

Charlotte Motor Speedway – NASCAR Monster Energy All-Star Race, Coca-Cola 600 Monster Energy Cup, Alsco 300 Xfinity and North Carolina Education Lottery 200 Gander Outdoors Truck Series, and NGK Spark Plugs NHRA Four-Wide Nationals racing events

●	Las Vegas Motor Speedway – DENSO Spark Plugs NHRA Four-Wide Nationals racing event
●	Sonoma Raceway – NASCAR Toyota/Save Mart 350 Monster Energy Cup Series racing event
●	Texas Motor Speedway – NASCAR SpeedyCash.com 400 Gander Outdoors Truck Series, and IndyCar DXC Technology 600 racing events

2019 Earnings Guidance

The Company reaffirmed that second quarter 2019 results are consistent with its previous full year 2019 non-GAAP earnings guidance of $0.90-$1.10 per diluted share, excluding non-recurring and other special items. The range of earnings guidance reflects the lingering effects of uncertain economic conditions, among other factors. Inclement weather, potential higher fuel, health-care and food costs and continuing underemployment could significantly impact our future results.

Dividends and Stock Repurchase Program

During the six months ended June 30, 2019, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of approximately $12.3 million. On July 23, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock, aggregating approximately $6.1 million, payable on September 6, 2019 to shareholders of record as of August 15, 2019. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the six months ended June 30, 2019, the Company repurchased 79,000 shares of common stock for approximately $1.3 million under its stock repurchase program. As of June 30, 2019, the Company has repurchased 5,134,000 shares since adoption of the program in April 2005. The Company’s stock repurchase program was suspended on April 24, 2019.

Definitive Merger Agreement

As previously announced, on July 23, 2019, the Company and Sonic Financial Corporation, a company owned and controlled by O. Bruton Smith and his family (“Sonic Financial”), and a wholly owned acquisition subsidiary of Sonic Financial, entered into a definitive merger agreement for Sonic Financial to acquire all of the outstanding shares of Company common stock for cash consideration of $19.75 per share. Sonic Financial, O. Bruton Smith, his family and related entities beneficially own, directly or indirectly, approximately 29 million shares and control over 71% of the voting power of the Company. Closing of the transaction is expected in the third quarter 2019.

Comments

“Our year-over-year second quarter 2019 results reflect holding Texas Motor Speedway’s spring NASCAR race weekend in this year’s first quarter and last year’s second quarter,” stated Speedway Motorsports Chief Executive Officer and President, Marcus G. Smith. “These second quarter and year-to-date results for 2019 were within our expectations. We are encouraged by higher television ratings and viewership for the first half of the racing season, and NASCAR’s improvements to on-track racing competition and excitement. And importantly, all of our NASCAR Monster Energy Cup, Xfinity and Gander Outdoors Truck Series event entitlements for 2019, and many for several years beyond this year, are sold. Also, various revenue streams, such as track rentals, NASCAR ancillary broadcasting rights and event merchandising, are showing positive trends and increases.”

Mr. Smith continued, “We continue to expand our fan-zone entertainment and social gathering areas, and are installing drink rails with increased legroom in many select seating areas. Our fans are enjoying easier access to their seats, more room to enjoy food and beverages, and increased comfort while viewing our events. Speedway Motorsports is extremely proud of its long history of providing exciting, top-quality fan-friendly entertainment that cannot be duplicated at home or other venues. We, along with NASCAR and our broadcaster partners, are focused more than ever on capturing new fans and expanding markets.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports stated, “NASCAR’s ongoing efforts to improve our sport have increased racing competition and excitement for our fans, including significant increases in green flag passing and dramatic finishes. The pace of positive changes for Speedway Motorsports and our sport continues to increase. I am proud of our management teams’ execution of Speedway Motorsports’ long-term strategic initiatives of debt reduction, targeted capital spending, dividends and share repurchases. Our strong management teams well know the importance of providing innovative entertainment and unsurpassed value. We are more focused than ever on using our first-class facilities and premium markets for new motorsports and non-motorsports activities.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results, and financial results and statements relating to the proposed acquisition of the Company by Sonic Financial. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, hosting of races, capital projects, expansion, facility repurposing, financing needs, income taxes, the ability of the parties to successfully negotiate a proposed acquisition on the terms proposed or at all, and a host of other factors both within and outside of management control. These factors and other factors, including (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement among the Company, Sonic Financial and an acquisition subsidiary of Sonic Financial Corporation (the “Merger Agreement”); (ii) the inability of Sonic Financial to complete the tender offer or merger contemplated in the Merger Agreement due to the failure to obtain the minimum percentage of the Company’s stockholders tendering their shares in the tender offer or the failure to satisfy other conditions to completion of the proposed tender offer and merger; (iii) the failure of Sonic Financial Corporation to obtain the necessary financing arrangements as set forth in the debt commitment letter delivered pursuant to the Merger Agreement, or the failure of the proposed tender offer or merger to close for any other reason; (iv) risks related to disruption of management’s attention from the Company’s ongoing business operations due to these transactions; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against the Company and others relating to the Merger Agreement; (vi) the risk that the pendency of the proposed tender offer and merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed tender offer and merger; (vii) the effect of the announcement of the proposed tender offer and merger on the Company’s relationships with its customers, operating results and business generally; (viii) the amount of the costs, fees, expenses and charges related to the proposed transactions under the Merger Agreement; and (ix) other risks contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 833-236-2749 (US / Canada / toll-free) or 647-689-4174 (international). The reference number is 6275189. A webcast of the call can be accessed at our website at www.speedwaymotorsports.com under “Investors”, and a replay of the call will be available today at 12:00 Noon (ET) for one year. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three and Six Months Ended June 30, 2019 and 2018
(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
STATEMENT OF OPERATIONS DATA	6/30/2019	6/30/2018 (a)	6/30/2019	6/30/2018 (a)

Revenues:
Admissions	$19,223	$25,412	$33,573	$36,275
Event related revenue	44,830	48,600	73,307	69,589
NASCAR broadcasting revenue	70,905	86,131	128,550	122,872
Other operating revenue	6,910	6,712	14,326	14,082
Total Revenues	141,868	166,855	249,756	242,818
Expenses and Other:
Direct expense of events	32,482	35,581	49,152	48,914
NASCAR event management fees	37,327	46,276	70,192	66,828
Other direct operating expense	4,867	4,566	10,112	9,438
General and administrative	27,126	27,255	52,403	51,648
Depreciation and amortization	13,852	13,138	27,376	26,228
Interest expense, net	2,731	2,953	5,499	5,910
Other expense (income), net	77	(2,297)	23	(2,246)
Total Expenses and Other	118,462	127,472	214,757	206,720
Income Before Income Taxes	23,406	39,383	34,999	36,098
Income Tax Provision	(6,031)	(8,677)	(9,070)	(7,712)
Net Income	$17,375	$30,706	$25,929	$28,386

Basic Earnings Per Share	$0.43	$0.75	$0.63	$0.69
Weighted average shares outstanding	40,850	40,946	40,848	40,964

Diluted Earnings Per Share	$0.43	$0.75	$0.63	$0.69
Weighted average shares outstanding	40,854	40,956	40,851	40,979

Major NASCAR-sanctioned Events Held During Period	6	8	12	12

(a) Amounts for 2018 comport with full year 2018 presentation

Certain Racing Schedule Changes and Events Affected by Poor Weather:

•

Texas Motor Speedway held one NASCAR Monster Energy Cup and one Xfinity Series racing event in the first quarter 2019 that were held in the second quarter 2018, and one annual Gander Outdoors Truck Series racing event in the first quarter 2019 that was held in the fourth quarter 2018

•

Poor weather surrounded NASCAR Monster Energy Cup weekends at Atlanta, Las Vegas and Texas Motor Speedways in the first quarter 2019, at Atlanta and Las Vegas Motor Speedways in the first quarter 2018, and at Bristol, Charlotte and Texas Motor Speedways and Sonoma Raceway in the second quarter 2018

•

Poor weather surrounded major NHRA racing events at Charlotte Motor Speedway in the second quarter 2019, and certain smaller non-NASCAR events at Charlotte and Texas Motor Speedways in the second quarters of 2019 and 2018

BALANCE SHEET DATA	6/30/2019	12/31/2018

Cash and cash equivalents	$104,710	$80,568
Total current assets	176,102	120,954
Property and equipment, net	921,658	936,551
Goodwill and other intangible assets	344,608	344,608
Total assets	1,468,823	1,426,360

Deferred race event and other income	58,064	33,868
Total current liabilities	99,351	70,996
Credit facility borrowings	-	-
Total long-term debt (excluding deferred financing costs)	200,720	200,887
Total liabilities	520,314	491,605
Total stockholders' equity	948,509	934,755